Exhibit 21

21            Subsidiaries of the registrant.

Canal Capital Corporation (Delaware, USA)

Subsidiaries:	Omaha Livestock Market, Inc. (Nebraska, USA)
Sioux Falls Stockyards Company (South Dakota, USA)
Canal Arts Corporation (New York, USA)

All subsidiaries of the Registrant are 100% owned.

E-2